Exhibit (h)(57)

AMENDMENT TO
ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

This Amendment dated as of January 29, 2016 (this “Amendment”) is to the Administration, Bookkeeping and Pricing Services Agreement dated December 29, 2011, as amended (the “Agreement”), by and between ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, and Financial Investors Trust (the “Trust”), organized as a Delaware statutory trust.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.          Effective as of the date of this Amendment, APPENDIX A – LIST OF FUNDS to the Agreement is replaced in its entirety with the new APPENDIX A – LIST OF FUNDS attached hereto and incorporated by reference herein.

2.          Effective as of the date of this Amendment, APPENDIX C – COMPENSATION to the Agreement is replaced in its entirety with the new APPENDIX C – COMPENSATION attached hereto and incorporated by reference herein.

3.          Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Jeremy O. May
Name: Edmund J. Burke		Name: Jeremy O. May
Title: President		Title: President

APPENDIX A

LIST OF FUNDS

Redmont Resolute Fund II

APPENDIX C

COMPENSATION